Exhibit 99.1
For Immediate Release
American Axle & Manufacturing Reconfirms
2006 Earnings and Cash Flow Outlook
Detroit, Michigan, April 11, 2006 — American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, today reconfirmed that it expects its earnings for the full year 2006 to be in the range of $1.20 to $1.30 per share.
AAM’s 2006 earnings outlook is based on the assumption that its customers’ production volumes for the major North American light truck programs it currently supports will be approximately 5% lower than in 2005. AAM’s earnings outlook also includes the assumption that non-cash expenses related to depreciation and amortization, pension and postretirement benefits and stock-based compensation will increase its costs in 2006 by approximately $40 million as compared to 2005.
AAM also reconfirmed that it is on track to improve its full year free cash flow performance by approximately $100 million in 2006 as compared to the prior year. AAM defines free cash flow to be net cash provided by operating activities less capital expenditures and dividends paid. Reflecting the impact of its earnings estimate, capital spending plans and other working capital initiatives, AAM expects to generate approximately $40 million of free cash flow in 2006.
“The unprecedented, yet necessary structural transformation of the domestic automotive industry continues to dominate industry developments in 2006,” said American Axle & Manufacturing Co-Founder, Chairman of the Board & CEO, Richard E. Dauch. “AAM is on track to deliver significant cash flow gains this year, while continuing to invest in exciting new global business growth and diversification initiatives.”
AAM will be presenting at the Morgan Stanley Global Automotive Conference on Tuesday, April 11, 2006 at approximately 10:30 a.m. EDT. AAM will webcast this presentation through its investor web site at http://investor.aam.com. The presentation will be made by AAM’s Co-Founder, Chairman & CEO, Richard E. Dauch.
AAM has scheduled a conference call to review its first quarter 2006 results on April 28, 2006 at 10:00 a.m. EDT. AAM’s Co-Founder, Chairman & CEO Richard E. Dauch and Vice President — Finance & CFO Michael K. Simonte will co-host the call. Interested participants may listen to the live conference call by logging onto AAM’s investor web site at http://investor.aam.com or calling (877) 278-1452 from the United States or (706) 643-3736 from outside the United States.

AAM is a world leader in the manufacture, engineering, design and validation of driveline systems and related components and modules, chassis systems and metal-formed products for light trucks, sport utility vehicles and passenger cars. In addition to its locations in the United States (in Michigan, New York and Ohio), AAM also has offices or facilities in Brazil, China, England, Germany, India, Japan, Mexico, Scotland and South Korea.
Certain statements contained in this press release are “forward-looking statements” and relate to the Company’s plans, projections or future performance. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on our current expectations, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors, including but not limited to: adverse changes in the economic conditions or political stability of our principal markets (particularly North America, Europe and South America); reduced demand of our customers’ products, particularly light trucks and SUVs produced by GM and DaimlerChrysler’s heavy-duty Dodge Ram full-size pickup trucks, or the Dodge Ram program; work stoppages at GM or DaimlerChrysler or a key supplier to GM or DaimlerChrysler; reduced purchases of our products by GM, DaimlerChrysler or other customers; our ability and our customers’ ability to successfully launch new product programs; our ability to respond to changes in technology or increased competition; supply shortages or price fluctuations in raw materials, utilities or other operating supplies; our ability to maintain satisfactory labor relations and avoid work stoppages; risks of noncompliance with environmental regulations or risks of environmental issues that could result in unforeseen costs at our facilities; liabilities arising from legal proceedings to which we are or may become a party or claims against us or our products; availability of financing for working capital, capital expenditures, research and development or other general corporate purposes; adverse changes in laws, government regulations or market conditions affecting our products or our customers’ products (including the Corporate Average Fuel Economy regulations); our ability to attract and retain key associates; and other unanticipated events and conditions that may hinder our ability to compete. It is not possible to foresee or identify all such factors and we make no commitment to update any forward-looking statement or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statements.
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For more information ...

Carrie L.P. Gray	Christopher M. Son
Director, Corporate Relations	Director, Investor Relations
(313) 758-4880	(313) 758-4814
grayc@aam.com	chris.son@aam.com
Or visit the AAM website at www.aam.com